EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”), amended and restated on this 14th day of November, 2008 (the “Amendment and Restatement Date”), is between American Pacific Corporation, a Delaware corporation having its principal place of business at 3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada 89169 (the “Company”), and Joseph Carleone, an individual residing at the address set forth below his signature at the end of this Agreement (“Executive”) (collectively, “the parties”). This Agreement, as hereby amended and restated, is effective as of October 15, 2006, which was the date of the original Employment Agreement between the Company and Executive.
   1. The Company’s Business
     The Company is engaged in the manufacture of specialty chemicals, including perchlorate chemicals, sodium azide and HalotronTM fire suppression agents, the design and manufacture of environmental protection products and other products as may be acquired or developed over time, active pharmaceutical ingredients and registered intermediates for commercial customers in the pharmaceutical industry, and real estate development.
   2. Period of Employment
     (a) Basic Term. The Company shall employ Executive to render services to the Company as Executive Vice President and Chief Operating Officer (“COO”), to perform such duties and responsibilities as may be assigned by the Board of Directors and the Chief Executive Officer from the effective date of this Agreement through September 30, 2009 (the “Term Date”), unless Executive’s employment relationship with the Company terminates sooner as provided in Section 5 below. The Company and Executive acknowledge that on October 15, 2006 Executive was elected President and COO of the Company, which such offices Executive occupies as of the Amendment and Restatement Date.
     (b) Annual Renewal. Each year the term and provisions of this Agreement (including the Term Date) shall automatically extend for a total three-year period, unless either party has notified the other in writing to the contrary at least 30 days prior to the applicable October 1st date that it, or he, does not want the term to so extend.
   3. Position, Duties, Responsibilities
     (a) Service by Executive as a director on the board of directors of any organization other than the Company, its subsidiaries or affiliates shall be subject to the written consent of the Chief Executive Officer of the Company and the Company’s Board of Directors; and such consent may be withdrawn should the Chief Executive Officer or the Company’s Board of Directors, in either’s sole discretion, determine Executive’s status as a member of such board of directors is not in the best interests of the Company.
     (b) During his employment by the Company, except upon the prior written consent of the Company, Executive will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company. Without limitation, Executive shall not act in any advisory or other capacity for any individual, firm, association or corporation other than the Company and its subsidiaries in matters in any way pertaining to any business or undertaking in any way similar to or competitive with the business or activities of the Company and its subsidiary or affiliated corporations or other businesses (whatever the form, LLC, LLP, etc.).
     (c) Other Activities. Executive represents and warrants that by accepting employment with the Company he is not violating the terms of any agreement or legal obligation, whether contractual, regulatory or statutory, including but not limited to any fiduciary duty implied expressly or by law; and to the extent a contract or contracts exist between Executive and prior employers that contain restrictions on future employment by Executive, such contracts or related documents have been provided to the Company for its review.
     (d) Proprietary Information. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company and its subsidiaries, or its employees, clients, consultants, or business associates, which was produced by any employee of the Company or its subsidiaries, in the course of his or her employment or otherwise produced or acquired by or on behalf of the Company or its subsidiaries. All Proprietary Information not generally known outside of the Company’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information” (as such term is further defined below). Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information. Executive should consult any Company procedures instituted to identify and protect certain types of Confidential Information, which are considered by the Company to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.
     (e) General Restrictions on Use. During the period of Executive’s employment with the Company, Executive shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of the Company and as is necessary to carry out his responsibilities under this Agreement. Following termination, Executive shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by the Company. The disclosure or publication to anyone who does not have a need to know, whether employed by the Company or not, of any Proprietary Information through literature, speeches or discussion must be approved in advance in writing by the Company.
   4. Compensation.
     In consideration of the services to be rendered under this Agreement, Executive shall be entitled to the following:
     (a) The Company initially shall pay Executive as compensation for services a base salary at the annual rate of $306,800 (Three Hundred Six Thousand Eight Hundred Dollars) (which includes an automobile allowance of $16,800), less applicable withholdings, or at such rate as the Corporate Governance Committee of the Board of Directors may determine from time to time, should automobile cost and operation fluctuate. Such salary shall be payable in accordance with the standard payroll procedures of the Company. Once the Company’s Corporate Governance Committee of the Board of Directors has increased such salary, it thereafter shall not be reduced. The annual compensation specified in this Section 4, together with any increases in such compensation that the Corporate Governance Committee of the Board of Directors may grant from time to time, is referred to in this Agreement as “Base Compensation.”
     (b) The Company shall review the Base Compensation on or around the anniversary of each year of employment by Executive or at different intervals at the discretion of the Corporate Governance Committee of the Board of Directors. Any increase in Executive’s Base Compensation shall be made effective as soon as practicable after such determination by the Corporate Governance Committee of the Board of Directors.
     (c) Executive shall be eligible (i) to participate in all of the Company’s benefit plans made available to all employees generally, (ii) to participate in all benefit plans made available to Company officers holding the office of Vice President, Senior Vice President, Executive Vice President, President, Chief Operating Officer, and Chief Executive Officer generally (to the extent there are such generally-applicable benefit plans made available to such Company officers), and (iii) to receive perquisites of employment, as established by the Company with the approval of the Board of Directors from time to time.
   5. Termination of Employment
     (a) Termination By Death. Executive’s employment shall terminate upon the death of Executive. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, compensation then due and owing as of the date of death, and shall continue to pay Executive’s salary and benefits (to the extent consistent with the terms of the relevant benefit plan), through the second full month after Executive’s death. As of the date of death, all stock options available to Executive through the Term Date shall be deemed accelerated and vested, and may be exercised
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by the appropriate representative of Executive’s estate, in accordance with the terms of such stock options. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs to the benefits of any life insurance or vested funds in employee benefit plans governed by provisions of state or federal laws, including but not limited to 401(k), deferred compensation, pension, etc., plans.
     (b) Termination By Disability. If, in the sole opinion of the Company, Executive suffers a disability, then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled through the last day of the month in which Executive has been determined to have a disability, and thereafter, all of Company’s obligations under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which he is a participant. For purposes of this Agreement, “disability” shall mean (i) Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, of income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
     (c) Termination For Convenience. The Company may terminate Executive’s employment for its convenience prior to the Term Date. Should the Company exercise that right:
     (i) The Company, in an attempt to ease Executive’s transition, and upon receipt of a mutually satisfactory release, shall continue to pay to Executive a sum of money equal to the Base Compensation (less the amount allocated to the automobile allowance) for a period of three (3) years from the date the employment relationship with the Company terminates (the “Termination Date”); provided, however, that such payments by the Company shall be offset, during the third year following the Termination Date, by earned income realized by Executive from all sources other than directors’ fees paid by the Company, which earned income Executive shall promptly report to the Company. In addition, if Executive elects COBRA coverage under the Company’s group health plan, the Company will pay Executive’s COBRA premiums until the earlier of (1) the eighteenth (18th) month anniversary of the Termination Date or (2) Executive becomes covered by another employer’s group health plan.
     (ii) All shares of restricted stock granted to Executive, all unexercised options to purchase Company common stock and any other equity awards of the Company, in each case that are unvested at the time of such termination of employment of Executive, shall become, immediately prior to the Termination Date, fully vested and, as applicable, exercisable.
     (iii) The payments described in this Section 5(c) shall be conditioned upon Executive’s continued compliance with the material obligations described in this Agreement. Should Executive violate any such obligations, as determined by the Company in the good faith, all further payment obligations shall cease.
     (d) Termination By Company For Cause. At any time, and without prior notice, the Company may terminate Executive’s employment for Cause (as defined below). In such case, the Company shall pay Executive all compensation then due and owing; thereafter, all of the Company’s obligations under this Agreement shall cease. Termination for “Cause” shall mean termination of Executive’s employment because of Executive’s (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the Company and/or its subsidiaries or affiliates; (ii) conviction for, or guilty or “no contest” plea to, a felony; (iii) material breach of this Agreement; and/or (iv) a pattern of failure to substantially perform his duties under this Agreement, provided, however, that if such Cause is reasonably curable, the Company shall not terminate Executive’s employment hereunder unless the Company first gives notice of its intention to terminate and the grounds of such termination, and Executive has not, within thirty (30) days following receipt of this notice, cured such Cause, to the satisfaction of the Company.
     (e) By Executive For His Convenience. At any time, Executive may terminate his employment with the Company for any reason, with or without cause, by providing the Company thirty (30) days’ advance written notice. The Company shall have the option, in its complete discretion, to make such termination of employment effective at
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any time prior to the end of such notice period, provided that the Company pays Executive all compensation due and owing through the last day actually worked, plus an amount equal to the then effective base salary, less applicable withholding, Executive would have earned through the balance of the above notice period; thereafter, all of the Company’s obligations under this Agreement shall cease.
     (f) By Executive Following Change in Leadership. Executive may terminate, without liability, his employment with the Company if another individual, other than Executive, succeeds the current incumbent as Chief Executive Officer of the Company, provided Executive gives the Company ninety (90) days advance written notice of this reason for termination of his employment. If Executive resigns for this reason, he will receive the benefits owed him upon occurrence of a “Corporate Transition,” as set forth in Section 5(g) below.
     (g) Corporate Transition.
     (i) Corporate Transition Defined. For purposes of this Agreement, a “Corporate Transition” shall include any of the following transactions to which the Company is a party: (A) a merger or consolidation in which the Company is not the surviving entity and securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a holder different from those who held such securities immediately prior to such merger; (B) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; (C) any reverse merger in which the Company is the surviving entity but in which securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a holder(s) different from those who held such securities immediately prior to such merger; or (D) any cash dividend paid by the Company that, in the aggregate with all other dividends paid in any twelve month period, is greater than the combined earnings of the Company for the Company’s two fiscal years prior to such dividend payment date. In addition, a Corporate Transition shall also include a “Change in Control” as such term is defined in the Company’s 2008 Stock Incentive Plan. None of the foregoing events, however, shall be considered a Corporate Transition under this Agreement unless the event also qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time. Except as provided otherwise in this Section 5(g), in the event of a Corporate Transition, the provisions of Sections 5(a) through (f) above shall not apply.
     (ii) Acceleration of Vesting at Time of Corporate Transition. Should a Corporate Transition take place, all shares of stock granted to Executive and all unexercised options to purchase Company stock granted to Executive that are unvested at the time of the Corporate Transition shall become fully vested and exerciseable.
     (iii) Benefits Upon Occurrence of Corporate Transition. Upon the occurrence of a Corporate Transition and subject to the obligations in Section 6(d) through (e) below, Executive shall be entitled to the benefits described in Section 5(c) above, regardless of whether Executive’s employment is terminated in connection with such Corporate Transition.
   6. Termination Obligations
     (a) Return of Company’s Property. Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment, furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to the Company and shall be promptly returned to Company upon termination of Executive’s employment.
     (b) Representations and Warranties Survive Termination of Employment. The representations and warranties contained herein shall survive termination of Executive’s employment and expiration of this Agreement.
     (c) Cooperation in Pending Work. Following termination of Executive’s employment with the Company for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company. Executive shall also cooperate in the defense of any litigation, whether judicial or administrative, brought by any third party
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against Company that relates in any way to Executive’s knowledge, acts or omissions or duties while employed by the Company. If Executive’s cooperation in the defense of any such action requires more than ten (10) hours of Executive’s time, Executive and the Company shall agree on appropriate remuneration for Executive’s time and expenses.
     (d) Noncompetition. Executive acknowledges and agrees that during his employment with the Company, he has had, and will have, access to Confidential Information and the activities forbidden by this subsection would necessarily involve the improper use and disclosure of this Confidential Information. To forestall this use or disclosure, Executive agrees that during the period described in Section 5(c) when payments to Executive are being made, or for two years after the termination of Executive for reasons other than for the Company’s convenience, Executive shall not, directly or indirectly, (i) divert or attempt to divert from the Company (or any affiliate thereof) any business of any kind in which the Company (or any affiliate thereof) is engaged; (ii) employ or recommend for employment any person employed by the Company (or any affiliate thereof); or (iii) engage in any business activity that is competitive with the Company (or any affiliate thereof) in any state where the Company can demonstrate its intention to conduct business, unless Executive can prove that any of the above actions was done without the use of Confidential Information. In addition to the above restrictions on competitive activity, and regardless of whether any use of Confidential Information is involved, Executive agrees that during the payment period referred to in Section 5(c)(i) Executive shall not, directly or indirectly, (i) solicit any customer of the Company (or any affiliate thereof) known to Executive (while he was employed by the Company) to have been a customer with respect to products or services competitive with products or services offered by the Company; or (ii) solicit for employment any person employed by the Company (or any affiliate thereof).
     (e) Confidential Information.
     (i) Executive shall never, either during Executive’s employment with the Company or thereafter, use or employ for any purpose or disclose to any other individual or entity any Confidential Information. Executive acknowledges and agrees that all Confidential Information is proprietary to the Company, is extremely important to the Company’s business, and that the use by or disclosure of such Confidential Information to a competitor could materially and adversely affect the Company, its business and its customers.
     (ii) For purposes of this Agreement, the term “Company” shall refer to the Company and its subsidiaries, and any other corporation or entity that is owned, controlled or affiliated, directly or indirectly, by the Company or that is under common ownership or control with the Company.
     (iii) For purposes of this Agreement, the term “Confidential Information” shall mean information in any form that is not generally known to the public that relates to the Company’s past, present or future operations, processes, products or services, or to any research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, advertising, selling, leasing, financing or business methods or techniques (including without limitation customer lists, records of customer services, usages and requirements, sketches and diagrams of Company or customer facilities and like and similar information relating to actual or prospective customers) that is or may be related thereto. All information disclosed to Executive or to which Executive obtains access during Executive’s employment with the Company, whether pursuant to this Agreement or otherwise, or to which Executive obtains access by reason of his employment by the Company, that Executive has a reasonable basis to believe is or may be Confidential Information, shall be presumed for purposes of this Agreement to be Confidential Information.
   7. 409A Provisions
     This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly; provided, however, that the Company makes no representation that the amounts or benefits payable under this Agreement will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to any amounts or benefits payable under this Agreement, or to mitigate its effects on any amounts or benefits payable under this Agreement. The payment of any amounts or benefits under this Agreement shall be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which Executive would otherwise be entitled during the six (6)
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month period immediately following his termination of employment will be paid on the first business day following the expiration of such six (6) month period. For all purposes under this Agreement, “Termination Date”, “termination of employment” and “terminate(s)” shall mean the occurrence of a “separation from service” as that term is defined in Code Section 409A(a)(2)(A)(i) and Treas. Regs. Section 1.409A-1(h), and as amplified by any other official guidance.
   8. Notices
     All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company:
American Pacific Corporation
3883 Howard Hughes Parkway, Suite 700
Las Vegas, NV 89169
and addressed to Executive at:
     Executive’s address as set forth on the signature page to this Agreement.
     Executive and the Company shall be obligated to notify the other party of any change in address. Notice of change of address shall be effective only when made in accordance with this Section.
   9. Entire Agreement
     This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company. Except for any stock option and/or restricted stock agreements, this Agreement supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the employment of Executive and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.
   10. Amendments, Waivers
     This Agreement and the terms and conditions herein may not be modified, amended, or waived except by an instrument in writing, signed by Executive and by the Company’s Chief Executive Officer pursuant to authorization of the Company’s Board of Directors or the Corporate Governance Committee thereof (or such other committee of the Board of Directors acting as the compensation committee of the Board of Directors). No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.
   11. Assignment; Successors and Assigns
     Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation or other legal entity, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. In the event of a change in ownership or control of the Company, the terms of this Agreement will remain in effect and shall be binding upon any successor in interest. Notwithstanding and subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.
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   12. Severability; Enforcement
     If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.
   13. Governing Law
     The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Nevada.
   14. Arbitration
     Any claim or controversy between Executive and the Company or its successor arising under or in connection with this Agreement shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association and shall be the exclusive remedy for all arbitrable claims. The Company and Executive agree that arbitration shall be held in or near Clark County, Nevada, before an arbitrator licensed to practice law in the State of Nevada. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. The Federal Arbitration Act shall govern the interpretation and enforcement of this section pertaining to arbitration.
     This Agreement to arbitrate shall survive termination of Executive’s employment with the Company.
     In any dispute arising under or in connection with this Agreement, the prevailing party shall be entitled to recover all costs and reasonable attorney’s fees.
     In the event Executive elects to file suit over a dispute covered by this Section, the Company shall have the option to seek an order from any court of competent jurisdiction, or proceed to defend the case filed by Executive, who agrees herein to waive trial by jury and proceed to a trial by judge without jury.
   15. Acknowledgment of Parties
     The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement, with the exception of the Offer Letter dated September 5, 2006 which is incorporated herein by reference and attached hereto.
   16. Execution of Agreement
     This Agreement may be signed by the parties hereto in counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same agreement.
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16. Date of Agreement
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as amended and restated, as of the Amendment and Restatement Date above written.

“Company”
AMERICAN PACIFIC CORPORATION

/s/ JOHN R. GIBSON Name: John R. Gibson
Title: Chairman of the Board and Chief Executive Officer

“Executive”

/s/ JOSEPH CARLEONE

Joseph Carleone

Address:
213 Hickory Hollow Avenue

Las Vegas, NV 89123

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